Exhibit 99.1

[Letterhead of Albemarle First Bank]

October 18, 2005

Dear Albemarle First Bank Warrant Holder:

By now you should have received a copy of the definitive joint proxy statement/prospectus from Albemarle First Bank (“Albemarle”) and Millennium Bankshares Corporation (“Millennium”) relating to the proposed merger between Albemarle and Millennium (the “Merger”). The joint proxy statement/prospectus is provided to you in connection with your decision whether to exercise your warrants before the effective date of the Merger, as more fully explained below. As an Albemarle warrant holder you do not have voting rights with respect to the Merger (although if you are also an Albemarle common stock holder, you do have voting rights with respect to your shares of common stock).

As you were previously notified in a letter dated July 22, 2005, pursuant to Section 6.14 of the Agreement and Plan of Reorganization, dated June 9, 2005, as amended September 27, 2005, between Albemarle and Millennium and Section 5.3(b) of the Warrant Agreement, dated as of October 26, 2001, by and between Albemarle and Registrar and Transfer Company (the “Warrant Agreement”), you have the opportunity and right to exercise all of your outstanding Albemarle warrants before the effective date of the Merger and thereby receive consideration in the Merger on the same basis as other shares of Albemarle common stock outstanding immediately prior to the effective date of the Merger. The Warrant Agreement specifies that warrants that are not exercised prior to the effective date of the Merger will be cancelled and become null and void on the effective date of the Merger. December 1, 2005 is the earliest possible effective date of the Merger, although the effective date could be delayed, or the Merger may not occur, depending upon whether the necessary shareholder or regulatory approvals are obtained.

WE URGE WARRANT HOLDERS TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT MILLENNIUM BANKSHARES CORPORATION, ALBEMARLE FIRST BANK AND THE PROPOSED MERGER. Warrant holders may obtain free copies of the joint proxy statement/prospectus and the related registration statement filed with the Securities and Exchange Commission through the website maintained by the Securities and Exchange Commission at http://www.sec.gov by searching for the Form S-4/A filed by Millennium on October 7, 2005. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190, Attention: Investor Relations (telephone number: (703) 464-0100) or Albemarle First Bank, P.O. Box 7704, Charlottesville, Virginia 22906, Attention: Thomas M. Boyd, Jr. (telephone number: (434) 973-1664).

Sincerely,

/s/ Thomas M. Boyd, Jr.

Thomas M. Boyd, Jr.

President and Chief Executive Officer